Exhibit 5.1

ROSENFELD ROBERSON JOHNS & DURRANT
OF COUNSEL	ATTORNEYS AT LAW 6725 VIA AUSTI PARKWAY SUITE 200 LAS VEGAS, NEVADA 89119
(702) 386-8637
MICHAEL C. "NICK" NIARCHOS	http://www.lawrosen.com	FAX (702) 385-3025

September 29, 2006

Think Partnership Inc.
28050 US 19 North, Suite 509
Clearwater, FL 33761

Re:         Think Partnership Inc. Registration Statement on Form S-8

Dear Ladies and Gentlemen:

We have acted as counsel to Think Partnership Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing of the registration statement on Form S-8 dated September 29, 2006 (the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) with respect to the issuance of Ten Million (10,000,000) shares (the “Shares”) of the Company’s common stock, par value $0.001 (the “Common Stock”) pursuant to the Company’s 2005 Long-Term Incentive Plan (“Plan”). In connection with the registration of the Shares, you have requested our opinion with respect to the matters set forth below.

For purposes of this opinion, we have reviewed the Registration Statement. In addition, we have examined and relied upon the originals or copies certified or otherwise provided by the Company and identified to our satisfaction of: (i) the Company’s Articles of Incorporation, as amended to date; (ii) the By-laws of the Company, as amended to date; (iii) records of the corporate proceedings of the Company as we deemed necessary or appropriate as a basis for the opinions set forth herein; (iv) the Officer’s Certificate dated as of September 28, 2006, executed by Scott P. Mitchell attached hereto as Exhibit A, including the exhibits attached thereto (collectively, the “Officer’s Certificate”); and (v) those matters of law as we have deemed necessary or appropriate as a basis for the opinions set forth herein. We have not made any independent review or investigation of the organization, existence, good standing, assets, business, or affairs of the Company, or of any other matters. In rendering our opinion, we have assumed without inquiry the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original executed documents of all documents submitted to us as certified, electronic, or photostatic copies, whether signed or unsigned, and the authenticity of the originals of those documents submitted to us as copies. We have assumed that the Registration Statement is the only material document governing this transaction and that the representations and warranties made by the Company in the Officer’s Certificate are true and accurate and complete as of the date thereof.

On the basis of, and in reliance upon, the foregoing, and subject to the assumptions, exceptions, qualifications and limitations contained herein, we are of the opinion that:

1.                 The Shares being reserved for issuance under the Plan have been duly authorized under the General Corporation law of the State of Nevada, and when issued and paid for in accordance with the terms of the Plan, will be fully paid and nonassessable.

The foregoing opinions are subject to the following additional qualifications and limitations:

(A)   Our opinions are limited to the laws of the State of Nevada, as currently in effect. We do not purport to be experts on the laws of any other jurisdiction nor do we express an opinion as to laws other than the laws of the State of Nevada in effect on the date hereof as they presently apply. We assume no duty to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention with regard to the laws of the State of Nevada or any other state other than the State of Nevada.

(B)   With respect to all factual matters in the opinions above, we have relied, and you have agreed that we may rely, solely upon the Officer’s Certificate.

(C)   We have made no independent investigation as to the accuracy or completeness of any representation, warranty, data or other information, written or oral, made or furnished in connection with the transactions contemplated by the Registration Statement, but we have relied solely upon representations and warranties as to factual matters made by the Company.

(D)   The opinions are rendered based upon our interpretation of existing law and are not intended to speak with reference to standards hereinafter adopted or evolved in subsequent judicial decisions by courts. Additionally, we assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

(E)    The opinions expressed herein are limited solely to those matters set forth above, and we specifically do not render any opinions pertaining to any matter not expressly stated herein.

(F)    The opinions contained herein are subject to the effect of bankruptcy, insolvency, reorganization, moratorium, anti-deficiency, and other similar laws now or hereafter in effect relating to or affecting the enforcement of creditors' rights generally or by general equitable principles (including, without limitation, the federal Bankruptcy Code and the Uniform Fraudulent Transfers Act as adopted as Chapter 112 of Nevada Revised Statutes, it being understood that no opinion is rendered hereby with respect to the issue of fraudulent conveyances) and the exercise of judicial discretion in accordance with general principles of equity (whether considered in a proceeding in equity or at law).

(G)   The opinions expressed herein are rendered upon the assumption that the Acquisition Agreement is valid, binding, and enforceable against the parties thereto.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement. In giving this consent, we do not admit or concede that we are experts within the meaning of the Act or the rules or regulations thereunder or that this consent is required by Section 7 of the Act or the rules or regulations thereunder.

This opinion is rendered solely in connection with the Registration Statement as described above. This opinion may not be relied upon for any other purpose without our prior express written consent.

Sincerely,

ROSENFELD ROBERSON JOHNS & DURRANT

/s/ Lance Johns
Lance Johns, Esq.